As filed with the Securities and Exchange Commission on December 22, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHOLE FOODS MARKET, INC.

(Exact name of Registrant as specified in its charter)

Texas	74-1989366
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

550 Bowie Street

Austin, Texas 78703

(512) 477-4455

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Glenda Chamberlain

Executive Vice President and Chief Financial Officer

Whole Foods Market, Inc.

550 Bowie Street

Austin, Texas 78703

(512) 477-4455

(Name, address including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas J. Friedmann William J. Tuttle Dechert LLP 1775 I Street, N.W. Washington, D.C. 20006	Bruce Hallett Hallett & Perrin, P.C. 2001 Bryan Street, Suite 3900 Dallas, Texas 75201

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instructions I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share	425,000(1)	$1,000.00	$425,000,000.00	$16,702.50
Common Stock, no par value, issuable upon conversion of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock(2)	37,172,594(1)(3)	—	—	—
Total			$425,000,000.00	$16,702.50

(1)	Pursuant to Rule 416, there are also registered such additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as a result of anti-dilution provisions related to the Series A preferred stock.

(2)	Pursuant to Rule 457(i) no separate registration fee is required for the common stock issuable upon conversion of the Series A preferred stock.

(3)	Based on maximum number of shares of common stock issuable upon conversion of the Series A preferred stock if we were to accrue dividends as an increase to the liquidation preference of the Series A preferred stock for three years from the date of the effectiveness of this registration statement.

PROSPECTUS

WHOLE FOODS MARKET, INC

Up to 425,000 Shares of Series A 8.00% Redeemable Convertible Exchangeable

Participating Preferred Stock

Up to 37,172,594 Shares of Common Stock

This prospectus relates to resales of up to 425,000 shares of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share, or the Series A preferred stock, and up to 37,172,594 shares of our common stock, no par value, or the common stock, issuable upon conversion of the Series A preferred stock, subject to adjustment. We refer to the preferred stock and our common stock being offered pursuant to this prospectus as the securities. Each share of Series A preferred stock has an initial liquidation preference of $1,000 per share, subject to adjustment, or, as adjusted, the liquidation preference. These shares of Series A preferred stock and common stock may be resold from time to time by and for the accounts of the selling shareholders named in this prospectus.

The methods of resale of the securities offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such resales.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “WFMI”. The last reported sale price of our common stock on December 19, 2008 was $9.96 per share.

The Series A preferred stock (1) has an 8.00% dividend, payable quarterly in cash or by increasing the liquidation preference by a like amount and (2) participates in cash dividends paid on our common stock. The dividend rate is subject to certain downward adjustments as described in this prospectus. The Series A preferred stock may be converted into shares of our common stock at an initial conversion rate of 68.9655 per $1,000 of liquidation preference, subject to various adjustments and limitations described in this prospectus.

We may redeem some or all of the Series A preferred stock at any time on or after December 2, 2013 or if our common stock trades at specified prices described in this prospectus. The holders of the Series A preferred stock may require that we redeem the Series A preferred stock upon the occurrence of specified fundamental changes to us as described in this prospectus and on or after December 2, 2020.

The Series A preferred stock has the voting rights described in this prospectus.

Prior to resales by use of this prospectus, there has been no public market for the Series A preferred stock.

Investing in the securities involves risks. See “Risk Factors” on page 4 of this prospectus to read about factors you should consider before buying securities.

Neither the Securities and Exchange Commission, or the SEC, nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

December 22, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the SEC. The selling shareholders may resell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities offered, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”

You should read this prospectus and any additional information described below under the heading “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus or any free writing prospectus we may authorize to be delivered to you. We and the selling shareholders have not, and have not authorized anyone else, to provide you with different or additional information. We and the selling shareholders are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

References in this prospectus to “Whole Foods,” the “Company,” “we,” “us” and “our” are to Whole Foods Market, Inc. and its consolidated subsidiaries unless the context otherwise provides.

i

SUMMARY

This summary highlights information contained elsewhere, or incorporated by reference, in this prospectus. As a result, it does not contain all the information that may be important to you. To understand this transaction fully, you should read this entire prospectus carefully, including the risk factors beginning on page 4 and the documents incorporated by reference into this prospectus.

The Company

We are the world’s leading supermarket emphasizing natural and organic foods and America’s first national “Certified Organic” grocer. Our mission is to promote the vitality and well-being of all individuals by supplying the highest quality, most wholesome foods available. Since the purity of our food and the health of our bodies are directly related to the purity and health of our environment, our core mission is devoted to the promotion of organically grown foods, food safety concerns and the sustainability of our entire ecosystem. Through our growth, we have had a significant and positive impact on the natural and organic foods movement throughout the United States, helping lead the industry to nationwide acceptance over the last 28 years.

Whole Foods Market, Inc. is a Texas corporation incorporated in 1980. We are based in Austin, Texas and conduct business through various wholly owned subsidiaries. We opened our first store in Austin, Texas in 1980 and completed our initial public offering in January 1992.

We aspire to become an international brand synonymous with not just natural and organic foods, but also with being the best food retailer in every community in which we are located. We believe our heavy emphasis on perishable products, along with our attentive customer service, is helping us reach that goal, differentiating our stores from other supermarkets and enabling us to attract a broad base of loyal customers.

Our principal business offices are located at 550 Bowie Street, Austin, Texas 78703 and our telephone number is (512) 477-4455.

The Securities

Issuer	Whole Foods Market, Inc., a Texas corporation.

Securities Offered by Selling Shareholders	Up to 425,000 shares of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock, par value $0.01 per share. Each share of Series A preferred stock has an initial liquidation preference of $1,000, subject to adjustment.

Up to 37,172,594 shares of our common stock, par value $0.01 per share, issuable upon conversion of the Series A preferred stock, subject to adjustment. This is the number of shares of our common stock issuable upon conversion of the Series A preferred stock could be converted if we were to accrue dividends as an increase to the liquidation preference for three years from the date of the effectiveness of this registration statement. As of December 19, 2008, 29,310,336 shares of our common stock are issuable upon conversion of the Series A preferred stock.

Listing	Our common stock is listed on the NASDAQ Global Select Market under the symbol “WFMI”.

Our Series A preferred stock is not listed on any national securities exchange and, prior to resale by use of this prospectus, there has been no public market for the Series A preferred stock.

Use of Proceeds	We will not receive any proceeds from the selling shareholders’ resale of the shares of Series A preferred stock or any resale of the shares of our common stock issuable upon conversion of the Series A preferred stock.

Dividends	Under the terms of the statement of designations creating the Series A preferred stock, or the statement of designations, the shares of Series A preferred stock (1) has an 8.00% dividend, payable quarterly in cash or, at our option upon satisfaction of certain conditions, by increasing the liquidation preference of the Series A preferred stock by a like amount and (2) participates in cash dividends paid on our common stock, on an as-converted basis. Beginning on the December 2, 2011, the dividend rate is subject to downward adjustments if our common stock meets specified trading requirements. See “Description of the Series A Preferred Stock—Dividends.”

Any determination to pay dividends on our common stock is at the discretion of our board of directors and depends on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory or other restrictions on the payment of dividends and other factors that the board of directors deems relevant. On August 5, 2008, we announced that our board of directors suspended payment of cash dividends to our common stockholders for the foreseeable future.

Conversion of the Series A Preferred Stock	The shares of Series A preferred stock may be converted into shares of our common stock at any time at the election of the holder. See “Description of the Series A Preferred Stock—Conversion of Series A Preferred Stock and Anti-Dilution Adjustments.” No such conversion may occur if and to the extent such conversion would result in the holder beneficially owning in excess of 19.99% of our voting power. We refer to this restriction in this prospectus as the Conversion Cap.

Anti-Dilution Adjustments to the Series A Preferred Stock	The shares of Series A preferred stock provide for specified anti-dilution adjustments in respect to various recapitalizations, distributions, issuances and payments. See “Description of the Series A Preferred Stock—Conversion of Series A Preferred Stock and Anti-Dilution Adjustments.”

Redemption of the Series A Preferred Stock upon our Election	We may redeem the Series A preferred stock, in whole or in part, after December 2, 2013 and at any time that our common stock meets specified trading requirements. See “Description of the Series A Preferred Stock—Redemption.”

Redemption of the Series A Preferred Stock upon the Election of the Holders	The holders of the Series A preferred stock may require us to redeem their shares of Series A preferred stock, in whole or in part, (1) upon the occurrence of a specified fundamental change to us or (2) on or after December 2, 2020. See “Description of the Series A Preferred Stock—Redemption.”

Exchange of the Series A Preferred Stock for Notes	As long as we have paid all dividends on the Series A preferred stock in cash, we may elect to exchange the shares of Series A preferred stock into subordinated convertible notes that will have substantially identical economic terms to the shares of Series A preferred stock. See “Description of the Series A Preferred Stock—Exchange of the Series A Preferred Stock.”

Liquidation Rights of the Series A Preferred Stock	The Series A preferred stock has the right to receive various assets or proceeds upon our liquidation, dissolution or winding up. See “Description of the Series A Preferred Stock—Liquidation Rights.”

Reorganization Events	Upon certain reorganization events, the Series A preferred stock will become convertible into the property receivable in such event by holders of our common stock not a counterparty, or affiliate of a coupterparty, to the reorganization event. See “Description of the Series A Preferred Stock—Reorganization Events.”

Voting Rights of the Series A Preferred Stock to Elect Directors as a Separate Class	The Series A preferred stock has the right, as a separate class of voting stock, to appoint up to two directors to our board of directors. See “Description of the Series A Preferred Stock—Voting Rights.”

Rights of the Holders of the Series A Preferred Stock to Vote with the Holders of Our Common Stock	The holders of the Series A preferred stock are entitled to vote on all matters submitted to a vote to the holders of our common stock. See “Description of the Series A Preferred Stock—Rights to Vote with the Holders of Our Common Stock.”

Veto Rights of the Holders of the Series A Preferred Stock	For so long as any shares of Series A preferred stock remain outstanding, the holders owning a majority of the Series A preferred stock must approve certain changes to our capitalization and amendments to our organizational documents. See “Description of the Series A Preferred Stock—Veto Rights of the Holders of the Series A Preferred Stock.”

Preemptive Rights of the Series A Preferred Stock	The statement of designations does not provide for preemptive rights with regards to the Series A preferred stock.

Transfer Restrictions of the Series A Preferred Stock	The holders of the Series A preferred stock are subject to various contractual transfer restrictions. See “Description of the Series A Preferred Stock—Transfer Restrictions.”

Risk Factors	For a discussion of risks and uncertainties involved with an investment in our Series A preferred stock or common stock, see “Risk Factors” beginning on page 4 of this prospectus.

RISK FACTORS

An investment in our securities involves risks. You should consider carefully the following information about these risks, together with the other information incorporated by reference into this prospectus, including the information discussed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on November 26, 2008, before investing in shares of our Series A preferred stock or common stock. These risks could have a material adverse effect on our business, financial condition, liquidity and results of operations and the market price of the Series A preferred stock and our common stock.

Sales of our common stock or Series A preferred stock may cause the stock price of our common stock or Series A preferred stock to decline.

Sales of a substantial number of shares of our common stock or Series A preferred stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock or the Series A preferred stock to decline. In addition, sale of these shares of common stock or Series A preferred stock could impair our ability to raise capital, should we wish to do so, through a sale of additional capital stock.

As of the close of business on December 19, 2008, we had 140,318,304 shares of our common stock outstanding. Up to 37,172,594 shares of our common stock issuable upon conversion of the Series A preferred stock may be sold pursuant to this prospectus. Once the transfer restrictions applicable to Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC, lapse on December 2, 2011, the securities held by them and their affiliates will become freely tradeable. If at any time after such date the selling shareholders and their affiliates sell a large number of shares of our common stock or Series A preferred stock, or a perception exists that such sales may occur, the increased number, or perceived potential increase, of shares of our common stock or Series A preferred stock could cause the price of such securities to decrease due to increase or potential increase in the supply of such securities. In addition, the existence of the Series A preferred stock may encourage short selling or arbitrage trading activity by market participants because the sale of a large number of shares of our common stock issuable upon conversion of the Series A preferred stock could depress the price of shares of our common stock.

The Series A preferred stock is a new series of securities and an active trading market is not expected to develop.

There is currently no market for the Series A preferred stock. Holders of such Series A preferred stock therefore have no access to information about prior market history on which to base their investment decision. Following this offering, the price of our Series A preferred stock may vary significantly due to any future reports of operating losses, the filing of periodic reports containing unfavorable disclosure with the SEC or general market or economic conditions. In addition, we expect that the market price of the Series A preferred stock will be influenced by yields and interest rates in the capital markets, our creditworthiness and the occurrence of events affecting us that do not require an adjustment to the conversion price. Furthermore, an active trading market for the Series A preferred stock may never develop or, if developed, may not be sustained. You may be unable to sell your Series A preferred stock unless a market can be established and sustained.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock or the Series A preferred stock.

We may issue and sell additional shares of our common stock or other classes of capital stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or classes of capital stock or any substantially similar securities. The market price of our common stock or Series A preferred stock could decline as a result of sales of a large number of shares of our common stock or other classes of capital stock or similar securities in the market or the perception that such sales could occur.

We may not have enough cash to pay cash dividends due on the liquidation preference of the Series A preferred stock.

Our ability to pay cash dividends on the Series A preferred stock depends on our future operating and financial performance. This performance, in turn, will be affected by our ability to implement successfully our business strategy as well as general economic, financial and competitive factors beyond our control. If we cannot generate sufficient cash to pay the dividends, we may need to refinance all or a portion of our outstanding debt, obtain additional financing, delay planned expenditures or sell material assets. If we cannot refinance any of our debt, obtain additional financing, delay planned capital expenditures or sell material assets, we may not be able to make cash payments on the Series A preferred stock and will pay the dividends on the Series A preferred stock by increasing the liquidation preference.

We may not be able to redeem the Series A preferred shares upon certain redemption events.

Upon the occurrence of specified fundamental changes to us, including a change of control or certain bankruptcy-related events, the holders of the Series A preferred stock may require us to redeem their shares of Series A preferred stock at 101% of the liquidation preference. The holders of the Series A preferred stock may also require us to redeem their shares of Series A preferred stock beginning December 2, 2020. See “Description of the Series A Preferred Stock—Redemption.”

The source of funds to satisfy any redemption request of the Series A preferred stock, occurring either after a fundamental change to us or beginning December 2, 2020, will be available cash or cash generated from operating activities or other sources, including borrowings, sales of assets or sales of equity. We may not have funds available upon any request to redeem any shares of Series A preferred stock tendered for redemption.

The Series A preferred stock and our common stock will rank junior to all of our liabilities in the event of a bankruptcy, liquidation or winding up.

In the event of our bankruptcy, liquidation or winding up of our affairs, our assets or the proceeds thereof will be available to pay obligations on the Series A preferred stock and our common stock only after the satisfaction of all liabilities and obligations to our creditors. In addition, upon our voluntary or involuntary liquidation, dissolution or winding up, holders of our common stock would share ratably in the assets remaining after payments to creditors and provision for the preference of the Series A preferred stock, although the holders of the Series A preferred stock may elect to participate in the distribution of assets to holders of our common stock on an as-converted basis if they would thereby receive more assets in such a distribution. In the event of our bankruptcy, liquidation or the winding up of our affairs, there may not be sufficient assets remaining, after paying our liabilities and obligations to our creditors, to pay the liquidation preference of, and any other amounts due on, the Series A preferred stock or to pay anything to our common stock then outstanding.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of Series A preferred stock or our common stock offered by the selling shareholders pursuant to this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table shows our ratio of earnings to combined fixed charges and preferred dividends on a consolidated basis. We have not paid any preferred dividends over the past five years.

(In thousands, except ratio data)	Sept 28, 2008		Sept 30, 2007		Sept 24, 2006		Sept 25, 2005		Sept 26, 2004
Earnings:
Income before income taxes	206,519		304,567		339,713		237,133		215,853
Rent expense	257,465		200,999		153,059		124,772		99,929
	x1/3		x1/3		x1/3		x1/3		x1/3

One-third of rent expense	85,822		67,000		51,020		41,591		33,310
Interest expense	36,416		4,208		32		2,223		7,249

Fixed charges to add to earnings	122,238		71,208		51,052		43,814		40,559

Total available earnings	328,757		375,775		390,765		280,947		256,412
Fixed Charges:
Interest expense	36,416		4,208		32		2,223		7,249
Capitalized interest	6,028		882		928		2,976		2,132

Total interest	42,444		5,090		960		5,199		9,381
One-third of rent expense	85,822		67,000		51,020		41,591		33,310

Total fixed charges	128,266		72,090		51,980		46,790		42,691
Ratio of earnings to fixed charges	2.56	x	5.21	x	7.52	x	6.00	x	6.01	x

DESCRIPTION OF CAPITAL STOCK

The descriptions set forth in this section and under the headings “Description of the Common Stock” and “Description of the Series A Preferred Stock” are summaries of the material terms of our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, the statement of designations, a securities purchase agreement dated November 5, 2008, among us and the Investors (as defined in “Description of the Series A Preferred Stock”), a registration rights agreement dated December 2, 2008, among us and the Investors, and applicable Texas law. The descriptions do not restate those documents in their entirety. We urge you to read our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, the statement of designations, the securities purchase agreement and the registration rights agreement because they, and not this description, define your rights as holders of shares of our common stock and Series A preferred stock. We filed our Amended and Restated Articles of Incorporation as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended April 9, 2006, filed with the SEC on May 19, 2006. We filed our Amended and Restated Bylaws as an exhibit to our Quarterly Report on Form 10-Q for our fiscal quarter ended July 6, 2008, filed with the SEC August 15, 2008. We filed the statement of designations, the securities purchase agreement and the registration rights agreement as exhibits to our Current Report on Form 8-K filed with the SEC on December 2, 2008. Copies of these documents are available as set forth below under “Where You Can Find Additional Information.”

Our authorized capital stock consists of 300,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, par value of $0.01 per share. We may issue preferred stock from time to time in one or more series, without approval by holders of our common stock, when authorized by our board of directors. As of December 19, 2008 there were 140,318,304 shares of our common stock outstanding and 425,000 shares of preferred stock outstanding, consisting solely of shares of Series A preferred stock.

All of our outstanding shares of common stock and Series A preferred stock have been duly authorized and validly issued and are fully paid and nonassessable.

DESCRIPTION OF THE COMMON STOCK

General

The shares of our common stock are neither redeemable nor convertible and do not include any sinking fund provisions. Shares of our common stock do not carry any preemptive or subscription rights to purchase any of our securities.

Voting Rights

Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of holders of shares of our common stock.

Dividends

Any determination to pay dividends on our common stock is at the discretion of our board of directors and depends on our earnings, financial condition, operating results, capital requirements, any contractual, regulatory or other restrictions on the payment of dividends and other factors that the board of directors deems relevant. On August 5, 2008, we announced that our board of directors suspended payment of cash dividends to our common stockholders for the foreseeable future.

Liquidation Rights

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

DESCRIPTION OF THE SERIES A PREFERRED STOCK

General

We issued an aggregate of 425,000 shares of Series A preferred stock to Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC, on December 2, 2008 pursuant to a securities purchase agreement dated November 5, 2008, among the Company, Green Equity Investors V, L.P. and Green Equity Investors Side V, L.P. Thyme Coinvest, LLC became a party to this securities purchase agreement pursuant to a joinder agreement dated December 2, 2008. We filed a statement of designations establishing the rights and privileges of the Series A preferred stock with the Texas Secretary of State on December 2, 2008. Each share of Series A preferred stock carries an initial liquidation preference of $1,000. The Series A preferred stock is subordinate, and ranks junior in right of payment, to all of our liabilities and does not include any sinking fund provisions.

For purposes of this “Description of the Series A Preferred Stock, “ we refer to Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC, collectively, as the Investors.

Dividends

The Series A preferred stock (1) has an 8.00% dividend, payable quarterly in cash or, at our option upon satisfaction of certain conditions, by increasing the liquidation preference by a like amount and (2) participates in cash dividends paid on our common stock on an as-converted basis. Beginning on December 2, 2011, the dividend rate will be reduced to (1) 6.00% if, on any 20 consecutive trading days, our common stock has a closing price that equals or exceeds $17.75 per share and (2) 4.00% if, on any 20 consecutive trading days, our common stock has a closing price that equals or exceeds $23.13 per share. Dividends may not be accrued as liquidation preference until the quarter following the redemption of our zero coupon convertible subordinated debentures due March 2, 2018. We have redeemed these securities in full on December 8, 2008.

Conversion of Series A Preferred Stock and Anti-Dilution Adjustments

The Series A preferred stock may be converted into our common stock at any time at the election of the holder thereof at an initial conversion rate of 68.9655 shares per $1,000 of the liquidation preference. This rate represents an initial conversion price of $14.50 per share of common stock and is subject to the anti-dilution adjustments described below. At no time, however, may a holder of Series A preferred stock convert any shares of Series A preferred stock if and to the extent such conversion would result in the holder beneficially owning in excess of 19.99% of our voting power, which we refer to as the Conversion Cap. Shares of Series A preferred stock not convertible as a result of this provision will remain outstanding and become convertible by the holder or another holder to the extent the Conversion Cap no longer applies.

The Series A preferred stock carries anti-dilution adjustments which may be triggered by specified changes to our capitalization as a result of certain issuances of common stock as a dividend or distribution on our common stock and share splits or share combinations. The Series A preferred stock also provides for anti-dilution adjustments upon the occurrence of (1) distributions to all holders of our common stock of rights, warrants or options entitling them to subscribe for or purchase our common stock at a price per share less than market value (provided that, to the extent that such rights, warrants or options are not transferable and are not exercised prior to their expiration or shares of our common stock are otherwise not delivered pursuant to such rights, warrants or options upon the exercise of such rights, warrants or options, then the unexercised or undelivered warrants will not affect the conversion ratio of the Series A preferred stock), (2) distributions of shares of capital stock, evidences of indebtedness or other assets or property to all or substantially all holders of our common stock and certain spin-off transactions, (3) issuances of our common stock at less than fair market value and (4) payments in respect of repurchases of common stock by us or any of our subsidiaries for greater than fair market value. In any such case, however, the conversion rate cannot be adjusted above 93.1966.

Redemption

We may redeem the Series A preferred stock, in whole or in part, beginning December 2, 2013 at the liquidation preference plus a premium of 4%, declining ratably to par on the December 2, 2016. We must pay the following percentage of the liquidation preference of any shares of Series A preferred stock redeemed during the 12-month period commencing on December 2 of the years set forth below:

Year	Applicable Percentage
2013	104.00%
2014	102.67%
2015	101.33%
2016 and thereafter	100.00%

We may also elect to redeem the Series A preferred stock, in whole or in part, if our common stock has a closing price of $28.50 or higher for a 20 consecutive trading day period ending three business days before sending the applicable notice of redemption. This redemption right is conditioned upon the limitations that (1) we have in place an effective registration statement with the SEC for our common stock issuable upon conversion of shares of Series A preferred stock and (2) that no shares of Series A preferred stock will be redeemable if and to the extent that a holder of Series A preferred stock cannot convert his, her or its shares of Series A preferred stock due to the Conversion Cap.

The holders of the Series A preferred stock may require us to redeem their shares of Series A preferred stock, in whole or in part, at 101% of the liquidation preference upon the occurrence of a fundamental change to us, including a change of control and certain bankruptcy-related events. The holders of the Series A preferred stock also have the right to require us to redeem their shares of Series A preferred stock, in whole or in part, beginning December 2, 2020.

Exchange of the Series A Preferred Stock

As long as we have paid all dividends on the Series A preferred stock in cash, we may elect to exchange the Series A preferred stock into subordinated convertible notes that will have substantially identical economic terms to the Series A preferred stock. Upon any such exchange, we will be required to enter into an indenture setting forth the terms of such subordinated convertible notes and a new registration rights agreement among us and the Investors.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of the Series A preferred stock will be entitled to receive, for each share of Series A preferred stock, out of our assets or proceeds of our assets (whether capital or surplus) available for distribution to our shareholders and after satisfaction of all liabilities and obligations to our creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of junior stock, including our common stock, an amount equal to the greater of (1) the sum of (A) the liquidation preference per share of the Series A preferred stock plus (B) an amount per share equal to accrued but unpaid dividends not previously added to the liquidation preference from and including the immediately preceding dividend payment date to but excluding the date fixed for our liquidation, dissolution or winding up and (2) the per share amount of all cash and other property to be distributed in respect of our common stock that such holder would have been entitled to had it converted such Series A preferred stock (without regard to the Conversion Cap) immediately prior to the date fixed for our liquidation, dissolution or winding up.

Reorganization Events

In the event of our consolidation or merger with or into another entity or of another entity with or into us, any sale, transfer, lease or conveyance of our property as an entirety or substantially as an entirety or any statutory share exchange with another entity (other than in connection with a merger or acquisition), in each case in which holders of our common stock would be entitled to receive cash, securities or other property for their shares (any such event, a “Reorganization Event”), each share of Series A preferred stock outstanding immediately prior to such Reorganization Event will (subject to prior redemption or conversion), without the consent of the holder thereof, become convertible into the cash, securities and other property receivable in such Reorganization Event by a holder of our common stock that was not the counterparty to the Reorganization Event or an affiliate of such other party, which property we refer to as the “Exchange Property.” In the event that holders of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property that holders of the Series A preferred stock will be entitled to receive will be determined by the holders of a majority of the outstanding shares of Series A preferred stock.

Voting Rights

The Series A preferred stock has the right, as a separate class of voting stock, to appoint up to two directors to our board of directors as follows:

•

for so long as the Investors and their affiliates hold shares of Series A preferred stock representing 10% or more of our aggregate outstanding voting securities on an as-converted basis, the holders of the majority of the Series A preferred stock will have the right to appoint two directors to the board of directors;

•

for so long as the Investors and their affiliates hold shares of Series A preferred stock representing less than 10% but at least 7% of our aggregate outstanding voting securities on an as-converted basis, the holders of the majority of the Series A preferred stock will have the right to appoint one director to the board of directors; and

•

at such time the Investors and their affiliates hold shares of Series A preferred stock representing less than 7% of our aggregate outstanding voting securities on an as-converted basis, the holders of the Series A preferred stock will no longer have a right to appoint any directors through voting as a separate class of securities.

On December 2, 2008, Jonathan D. Sokoloff and Jonathan A. Seiffer, partners of Leonard Green & Partners, L.P., were appointed to the board of directors in accordance with these voting provisions. Any subsequent director appointed in accordance with these provisions must have been either a partner of Leonard Green & Partners, L.P. as of December 2, 2008 or approved by the nominating committee of our board of directors.

Rights to Vote with the Holders of Our Common Stock

The holders of the Series A preferred stock are entitled to vote on all matters submitted to a vote of the holders of our common stock, including voting for directors to be elected by the holders of our common stock, on an as-converted basis, subject to the Conversion Cap.

Veto Rights of the Holders of the Series A Preferred Stock

For so long as any shares of the Series A preferred stock remain outstanding, the holders owning a majority of the Series A preferred stock must approve:

•

the declaration or payment of any dividend or distribution to any series of capital stock ranking equal or junior to the Series A preferred stock, including our common stock; however, no such approval is required if all dividends on the Series A preferred stock have been paid in full in cash as of such date, and we commit to pay the next quarterly dividend on the Series A preferred stock in cash;

•

the purchase, redemption or other acquisition by us of any series of capital stock ranking equal or junior to the Series A preferred stock, including our common stock, or of any capital stock of our subsidiaries, except for certain specified reclassifications, exchanges or conversions of such stock; however, no such approval is required if all dividends on the Series A preferred stock have been paid in full in cash as of such date, and we commit to pay the next quarterly dividend on the Series A preferred stock in cash;

•

any amendment to the our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws that would adversely affect the relative rights, preferences, privileges or voting power of the Series A preferred stock;

•

our authorization of, issuance of or reclassification into, shares of stock ranking equal or senior to the Series A preferred stock or debt securities that are convertible into shares of capital stock; and

•

any issuance of our common stock for which anti-dilution adjustments cannot be made in full as a result of the provision described in the last sentence under “—Conversion of Series A Preferred Stock and Anti-Dilution Adjustments.”

Preemptive Rights

The Series A preferred stock does not have any preemptive rights under the statement of designations. Pursuant to the securities purchase agreement, however, we have agreed, subject to certain limitations, to grant the Investors the right to purchase a portion of any shares of capital stock, including our common stock and preferred stock, or any rights, options or warrants to purchase such shares of capital stock offered by us that would allow the Investors to maintain their pre-issuance percentage ownership of our capital stock.

Transfer Restrictions

Pursuant to the securities purchase agreement, the Investors have agreed not to transfer, except to their affiliates, any shares of Series A preferred stock or any of our common stock issuable upon conversion thereof until December 2, 2011. The Investors have also agreed that they will not knowingly transfer any shares of Series A preferred stock or common stock issuable upon conversion of the Series A preferred stock (1) to any of our competitors or (2) in a block constituting 10% or more of the our aggregate outstanding voting securities.

Notwithstanding these transfer limitations, the Investors are not restricted from entering into any swap, hedge, forward contract or other similar arrangement with respect to the Series A preferred stock or the common stock issuable upon conversion of the Series A preferred stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax and, for non-U.S. holders (as defined below), estate tax consequences of the purchase, ownership, conversion, exchange and disposition of the Series A preferred stock and our common stock received in respect thereof as of the date hereof. Except where noted, this summary deals only with the Series A preferred stock and our common stock held as capital assets. As used herein, the term “U.S. holder” means a beneficial owner of the Series A preferred stock or our common stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “non-U.S. holder” means a beneficial owner of the Series A preferred stock or our common stock that is neither a U.S. holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

This summary is not a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax-exempt organization;

•	a person holding the Series A preferred stock or our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a person liable for alternative minimum tax;

•	a partnership or other pass-through entity for U.S. federal income tax purposes;

•	a person who is an investor in a pass-through entity that holds Series A preferred stock;

•	a U.S. holder whose “functional currency” is not the U.S. dollar;

•	a “controlled foreign corporation;”

•	a “passive foreign investment company;” or

•	a U.S. expatriate.

This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below.

If a partnership holds the Series A preferred stock or our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Series A preferred stock or our common stock, you should consult your own tax advisors.

This summary does not contain a detailed description of all the U.S. federal income and estate tax consequences to you in light of your particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. If you are considering the purchase, ownership or disposition of the Series A preferred stock, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you in light of your particular situation as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Dividends

Distributions on the Series A preferred stock or our common stock will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and generally will be taxable as ordinary income, although possibly at reduced rates, as discussed below. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Series A preferred stock or our common stock will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on the Series A preferred stock or our common stock exceeds our current and accumulated earnings and profits attributable to that share of the Series A preferred stock or our common stock, the distribution will be treated first as a tax-free return of capital and will be applied against and will reduce the U.S. holder’s adjusted tax basis (but not below zero) in that share of the Series A preferred stock or our common stock, with any remaining excess being treated as capital gain. Any reduction in basis will increase any gain, or reduce any loss realized by the U.S. holder on the subsequent sale, redemption or other disposition of the Series A preferred stock or our common stock. For purposes of the remainder of the discussion under this heading, it is assumed that distributions paid on the Series A preferred stock will constitute dividends for U.S. federal income tax purposes.

If we make a distribution on the Series A preferred stock in the form of our Series A preferred stock, such distribution generally will not be taxable for U.S. federal income tax purposes, except that such distribution will be taxable in the same manner as distributions described above to the extent we also distribute property, including cash, to other holders of our stock or certain of our other securities. If such a distribution is taxable, a U.S. holder’s tax basis in such Series A preferred stock received will equal the fair market value of such Series A preferred stock on the distribution date, and such U.S. holder’s holding period for such Series A preferred stock received will begin on the day following the distribution date. If such a distribution is not taxable, a U.S. holder’s tax basis in its Series A preferred stock prior to such distribution will be allocated between such Series A preferred stock and the Series A preferred stock received in the distribution, and such U.S. holder’s holding period for such Series A preferred stock received will include such U.S. holder’s holding period for the Series A preferred stock on which such distribution was made.

If a U.S. holder is a corporation, dividends that are received by it will generally be eligible for a 70% dividends received deduction under the Code. However, the Code disallows this dividends received deduction in its entirety if the Series A preferred stock or our common stock with respect to which the dividend is paid is held by such U.S. holder for less than 46 days during the 91-day period beginning on the date which is 45 days before the date on which the Series A preferred stock or our common stock becomes ex-dividend with respect to such dividend. (A minimum holding period of 91 days during the 181-day period beginning 90 days before the ex-dividend date applies to any dividends on the Series A preferred stock that are attributable to periods in excess of 366 days.)

Under current law, if a U.S. holder is an individual or other non-corporate holder, dividends received by such U.S. holder generally will be subject to a reduced maximum tax rate of 15% for taxable years beginning before January 1, 2011, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction does not apply to dividends received to the extent that U.S. holders elect to treat the dividends as “investment income” for purposes of the rules relating to the limitation on the deductibility of investment-related interest, which may be offset by investment expense. Furthermore, the rate reduction will also not apply to dividends that are paid to such holders with respect to the Series A preferred stock or our common stock that is held by the holder for less than 61 days during the 121-day period beginning on the date which is 60 days before the date on which the Series A preferred stock or our common stock become ex-dividend with respect to such dividend. (A minimum holding period of 91 days during the 181-day period beginning 90 days before the ex-dividend date applies to any dividends on the Series A preferred stock that are attributable to periods in excess of 366 days.)

In general, for purposes of meeting the holding period requirements for both the dividends received deduction and the reduced maximum tax rate on dividends described above, U.S. holders may not count towards their holding period any period in which they (a) have the option to sell, are under a contractual obligation to sell, or have made (and not closed) a short sale of the Series A preferred stock or our common stock, as the case may be, or substantially identical stock or securities, (b) are the grantor of an option to buy the Series A preferred stock or our common stock, as the case may be, or substantially identical stock or securities or (c) otherwise have diminished their risk of loss on the Series A preferred stock or our common stock, as the case may be, by holding one or more other positions with respect to substantially similar or related property. The U.S. Treasury regulations provide that a taxpayer has diminished its risk of loss on stock by holding a position in substantially similar or related property if the taxpayer is the beneficiary of a guarantee, surety agreement or similar arrangement that provides for payments that will substantially offset decreases in the fair market value of the stock. In addition, the Code disallows the dividends received deduction as well as the reduced maximum tax rate on dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. U.S. holders are advised to consult their own tax advisors regarding the implications of these rules in light of their particular circumstances.

U.S. holders that are corporations should consider the effect of Section 246A of the Code, which reduces the dividends received deduction allowed with respect to “debt-financed portfolio stock.” The Code also imposes a 20% alternative minimum tax on corporations. In some circumstances, the portion of dividends subject to the dividends received deduction will serve to increase a corporation’s minimum tax base for purposes of the determination of the alternative minimum tax. In addition, a corporate shareholder may be required to reduce its basis in stock with respect to certain “extraordinary dividends,” as provided under Section 1059 of the Code. U.S. holders should consult their own tax advisors in determining the application of these rules in light of their particular circumstances.

Sale or Other Disposition

A sale, exchange or other disposition of the Series A preferred stock or our common stock will generally result in gain or loss equal to the difference between the amount realized upon the disposition (not including any amount attributable to declared and unpaid dividends, which will be taxable as described above to U.S. holders of record who have not previously included such dividends in income) and a U.S. holder’s adjusted tax basis in the Series A preferred stock or our common stock, as the case may be. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for the Series A preferred stock or our common stock, as applicable, exceeds one year. Under current law, if a U.S. holder is an individual or other non-corporate holder, net long-term capital gain realized by such U.S. holder is subject to a reduced maximum tax rate of 15%. For taxable years beginning on or after January 1, 2011, the maximum rate is scheduled to return to the previously effective 20% rate. The deduction of capital losses is subject to limitations.

Exchange of Series A Preferred Stock for Convertible Subordinated Notes

Although not free from doubt, we intend to take the position that an exchange of Series A preferred stock for convertible subordinated notes should qualify as a tax-free recapitalization exchange. Under this treatment, a U.S. holder generally would not recognize any gain or loss. A U.S. holder’s tax basis in the notes following the exchange would be equal to that holder’s basis in the notes immediately before the exchange, increased by any gain recognized as a result of the exchange. A U.S. holder’s holding period for notes received in the exchange would include the holding period for the Series A preferred stock exchanged therefor.

There can be no assurance that the U.S. Internal Revenue Service, or the IRS, would not challenge the recapitalization treatment. If such a challenge were successful, the exchange would be treated as a taxable transaction. In that event, a U.S. holder generally would recognize gain or loss (subject to the possible application of the “wash sale” rules of section 1091 of the Code) on such exchange in an amount equal to the difference between the amount realized on the exchange and such U.S. holder’s adjusted tax basis in the Series A preferred stock. A U.S. holder’s holding period for a note received in the exchange would commence on the date immediately following the date of the exchange, and the U.S. holder’s initial tax basis in the note would be equal to the issue price of the note.

Any gain recognized in the exchange should constitute capital gain, and should constitute long-term capital gain if the U.S. holder’s holding period is greater than one year as of the date of the exchange.

Conversion of the Series A Preferred Stock into Common Stock

As a general rule, a U.S. holder will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series A preferred stock. The adjusted tax basis of common stock received on conversion will equal the adjusted tax basis of the Series A preferred stock converted and the holding period of such common stock received on conversion will generally include the period during which the converted Series A preferred stock was held prior to conversion.

Adjustment of Liquidation Preference or Conversion Rate

The liquidation preference and the conversion rate of the Series A preferred stock are subject to adjustment under certain circumstances. U.S. Treasury regulations promulgated under Section 305 of the Code would treat a U.S. holder of the Series A preferred stock as having received a constructive distribution includable in such U.S. holder’s income in the manner as described above under “—U.S. Holders—Dividends,” above, if and to the extent that certain adjustments in the liquidation preference or conversion rate increase the proportionate interest of a U.S. holder in our assets or our earnings and profits. For example, any increase in the liquidation preference of the Series A preferred stock with respect to the payment of dividends on our common stock as described above under “Description of the Series A Preferred Stock—Dividends” will generally give rise to a deemed taxable dividend to the holders of the Series A preferred stock to the extent of our current and accumulated earnings and profits. Thus, under certain circumstances, U.S. holders may recognize income in the event of a constructive distribution even though they may not receive any cash or property. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution of the interest of the U.S. holders of the Series A preferred stock generally will not be considered to result in a constructive dividend distribution.

Redemption of Series A Preferred Stock

In the event that a U.S. holder is redeemed pursuant to the exercise of any redemption rights by us or the U.S. holder, the U.S. federal income tax treatment of the redemption of Series A preferred stock will depend upon whether the redemption is treated as a sale or a distribution for U.S. federal income tax purposes. If the redemption qualifies as a sale of Series A preferred stock by a U.S. holder under Section 302 of the Code, the U.S. holder will be treated as described under “—U.S. Holders—Sale or Other Disposition” above. If the redemption does not qualify as a sale of Series A preferred stock under Section 302, a U.S. holder will be treated as receiving a corporate distribution with the tax consequences described under “—U.S. Holders—Dividends” above. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of any class of stock treated as held by

15-

the holder (including any shares constructively owned by the holder). The redemption of Series A preferred stock generally will be treated as a sale or exchange (rather than as a corporate distribution) if the receipt of cash pursuant to the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us, or (3) is “not essentially equivalent to a dividend” with respect to the holder.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption must, among other requirements, be less than 80 percent of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption. There will be a complete termination of a holder’s interest if either (1) all of the shares of our stock actually and constructively owned by the U.S. holder are redeemed or (2) all of the shares of our stock actually owned by the U.S. holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other shares of our stock. The redemption of the Series A preferred stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest will depend on the particular facts and circumstances. The IRS has indicated in a published ruling, however, that even a small reduction in the proportionate interest of a minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

In determining whether any of the foregoing tests are satisfied, a holder will take into account not only shares actually owned by the holder, but also shares that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock the holder has a right to acquire by exercise of an option.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution and the tax effects will be as described above under “—U.S. Holders—Dividends.” After the application of those rules, any remaining tax basis of the holder in the redeemed shares will be added to the holder’s adjusted tax basis in its remaining shares of our stock or, if it has none, possibly in other shares of our stock constructively owned by it.

Persons who actually or constructively own 1 percent or more of our stock (by vote or value) may be subject to special reporting requirements with respect to the exercise by us or the holder of redemption rights.

A U.S. holder should consult its own tax advisors to determine the appropriate tax treatment to it of the exercise by the U.S. holder or us of a redemption right.

Information Reporting and Backup Withholding

In general, information reporting will apply to dividends in respect of the Series A preferred stock or our common stock and the proceeds from the sale, exchange or other disposition of the Series A preferred stock or our common stock that are paid to a U.S. holder within the United States (and in certain cases, outside the United States), unless a U.S. holder is an exempt recipient such as a corporation. A backup withholding tax may apply to such payments if a U.S. holder fails to provide a taxpayer identification number or certification of other exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Non-U.S. Holders

Dividends

Dividends (including distributions in the form of our Series A preferred stock or common stock taxable as dividends and any constructive distributions or redemptions taxable as dividends) paid to a non-U.S. holder of the Series A preferred stock or our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of the Series A preferred stock or our common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a U.S. person as defined under the Code and is eligible for treaty benefits or (b) if the Series A preferred stock or our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of the Series A preferred stock or our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Sale or Other Disposition

Any gain realized on the disposition of the Series A preferred stock or our common stock (including any redemption and any exchange of Series A preferred stock for convertible subordinated notes treated as a sale) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been during the relevant statutory period a “United States real property holding corporation” for U.S. federal income tax purposes.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a U.S. person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes.

Conversion into Common Stock

Non-U.S. holders generally will not recognize any gain or loss in respect of the receipt of common stock upon the conversion of the Series A preferred stock.

Adjustment of Conversion Rate

As described above under “—U.S. Holders—Adjustment of Conversion Rate,” adjustments in the liquidation preference or the conversion rate (or failures to adjust the liquidation preference or the conversion rate) that increase the proportionate interest of a non-U.S. holder in our earnings and profits could result in deemed distributions to the non-U.S. holder that are taxed as described under “—Non-U.S. Holders—Dividends.”

Federal Estate Tax

The Series A preferred stock and common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of the Series A preferred stock or our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

SELLING SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of the shares of Series A preferred stock and common stock issuable upon conversion of the Series A preferred stock as of December 19, 2008. Unless otherwise indicated, we believe that all parties named in the table have sole voting and investment power with respect to all shares of Series A preferred stock and common stock issuable upon conversion of the Series A preferred stock beneficially owned by them.

Name of Selling Shareholder	Preferred Stock Owned Prior to the Offering	Preferred Stock that may be Offered Hereby	Preferred Stock Owned After the Offering(1)	Percentage of Preferred Stock Owned After the Offering	Common Stock Owned Prior to the Offering	Common Stock that may be Offered Hereby(2)	Common Stock Owned After the Offering(3)	Percentage of Common Stock Owned After the Offering
Green Equity Investors V, L.P.(4)	324,515	324,515	0	0%	0	28,383,681	0	0%
Green Equity Investors Side V, L.P.(4)	97,344	97,344	0	0%	0	8,514,186	0	0%
Thyme Coinvest, LLC(4)	3,141	3,141	0	0%	0	274,727	0	0%

(1)	We assume that all of the shares of Series A preferred stock offered pursuant to this prospectus are sold.

(2)	The “Common Stock that may be Offered Hereby” column includes all common stock issuable upon conversion of such selling shareholder’s Series A preferred stock if we elect to accrue dividends as an increase to the liquidation preference of the Series A preferred stock for three years from the date of the effectiveness of this registration statement.

(3)	We assume that all of the shares of common stock offered pursuant to this prospectus are sold.

(4)	Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC are affiliates of Leonard Green & Partners, L.P. and, as the current sole holders of the Series A preferred stock, elected Jonathan D. Sokoloff and Jonathan A. Seiffer, both partners of Leonard Green & Partners, L.P., to serve as members of our board of directors on December 2, 2008.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling shareholders may use one or more of the following methods when disposing of the securities or interests in the securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such securities at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	any other method permitted pursuant to applicable law.

The selling shareholders may also sell securities under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the securities owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell securities from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act by amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of the securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (1) the name of each such selling shareholder and of the participating broker-dealer(s), (2) the number of securities involved, (3) the price at which such securities were sold, (4) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (5) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (6) other facts material to the transaction. In addition, upon our being notified in writing by a selling shareholder that a donee or pledgee intends to sell more than 500 securities, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling shareholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of securities or interests in securities, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock to broker-dealers that, in turn, may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling shareholders or borrowed from the selling shareholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale could be deemed to be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment) as such.

The selling shareholders may sell the securities on the open market at market prices in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions. The selling shareholders and any broker-dealer executing sell orders on behalf of, or purchasing from, the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act. Commissions received by any such broker dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the selling shareholders that they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, during such time as they may be engaged in a distribution of the securities, if applicable. This regulation may affect the marketability of the securities.

We are required to pay all fees and expenses incident to the registration of the securities. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the securities covered by this prospectus (1) have been disposed of pursuant to and in accordance with the registration statement or in compliance with Rule 144 of the Securities Act or (2) are eligible to be sold by the holder of such securities without any volume or manner of sale restrictions pursuant to Rule 144 under the Securities Act, bear no legend restricting the transfer thereof and bear an unrestricted CUSIP number (if then held in global form).

LEGAL MATTERS

The validity of the Series A preferred stock and the common stock issuable upon conversion of the Series A preferred stock have been passed upon by Hallett & Perrin, P.C., Dallas, Texas.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended September 28, 2008 and the effectiveness of our internal control over financial reporting as of September 28, 2008, as set forth in their reports, which are incorporated by reference in this registration statement and related prospectus. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring to another document filed separately with the SEC. The information that we file after the date of this prospectus with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

1.	Our Annual Report on Form 10-K for the year ended September 28, 2008, filed with the SEC on November 26, 2008;

2.	Our Current Reports on Form 8-K filed on November 6, 2008 and December 2, 2008; and

3.	All documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information and exhibits furnished and not filed with the SEC in accordance with SEC rules and regulations) from the date of this prospectus until the end of the offering of the securities sold pursuant to this prospectus.

You may obtain a copy of these filings at no cost, by writing to us at Whole Foods Market, Inc., 550 Bowie Street, Austin TX 78703, Attention: Investor Relations Dept., or telephoning us at (512) 542-0204.

Any statements contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy these reports and other information we file with the SEC at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements in this prospectus or incorporated in this prospectus, other than statements of historical fact, that address activities, events or developments that we expect or anticipate may occur in the future, including statements regarding our future economic performance, store openings, operating margins, the availability of acceptable real estate locations for new stores and the sufficiency of our cash balances and cash generated from operating and financing activities for our future liquidity and capital resources needs, are forward-looking statements for the purposes of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Also, when we use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably” or similar expressions, we are making forward-looking statements.

These forward-looking statements are based on assumptions concerning risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include general business conditions, the timely development and opening of new stores, the integration of acquired stores, the impact of competition and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 28, 2008.

Some of these and other risks and uncertainties that could cause actual results to differ materially from such forward-looking statements are more fully described under the heading “Risk Factors” in the documents incorporated by reference. Except as may be required by applicable law, these statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHOLE FOODS MARKET, INC

Up to 425,000 Shares of Series A 8.00% Redeemable Convertible Exchangeable

Participating Preferred Stock

Up to 37,172,594 Shares of Common Stock

December 22, 2008

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable in connection with the distribution of the securities being registered. All amounts are estimated, except for the SEC registration fee.

SEC registration fee	$16,702.50
Legal fees and expenses	$45,000.00
Accounting fees	$25,000.00
Miscellaneous expenses	$3,297.50
Total	$90,000.00

Item 15.	Indemnification of Directors and Officers

Article 2.02-1 of the Texas Business Corporation Act, as amended, provides that a Texas corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.

Our Amended and Restated Articles of Incorporation provide that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty, provided that the liability of a director is not limited for (1) any breach of the director’s duty of loyalty to us or our stockholders, (2) acts or omissions not in good faith involving intentional misconduct or a knowing violation of law, (3) an act related to an unlawful stock repurchase or repayment of a dividend, (4) any transaction from which such director derived an improper personal benefit or (5) an act or omission for which the liability of a director is expressly provided by law.

Article VII of our Amended and Restated Bylaws provides, in general, that we shall indemnify our directors and officers under the circumstances defined under the Texas Business Corporation Act, as amended.

We have obtained an insurance policy insuring our directors and officers against certain liabilities and expenses incurred by them in certain stated proceeding and under certain stated conditions, if any, that arise in connection with the performance of their duties on behalf of us and our subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 16.	Exhibits

Exhibit Number	Exhibits

4.1	Specimen Certificate for Shares of Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock(1)

4.2	Statement of Designations, creating the Series A 8.00% Redeemable Convertible Exchangeable Participating Preferred Stock(1)

4.3	Securities Purchase Agreement dated November 5, 2008, by and among Whole Foods Market, Inc., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC(1)

4.4	Registration Rights Agreement dated December 2, 2008, by and among Whole Foods Market, Inc., Green Equity Investors V, L.P., Green Equity Investors Side V, L.P. and Thyme Coinvest, LLC(1)

5.1	Opinion of Hallett & Perrin, P.C.(2)

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends(2)

23.1	Consent of Ernst & Young LLP (2)

23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1)(2)

24.1	Power of Attorney (included on signature page of this Registration Statement)(2)

(1)	Filed as an exhibit to Registrant’s Form 8-K filed December 2, 2008 and incorporated by reference herein.

(2)	Filed herewith.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin and State of Texas on the 22nd day of December 2008.

WHOLE FOODS MARKET, INC.

By:	/s/ Glenda Chamberlain
Glenda Chamberlain, Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints John Mackey and Glenda Chamberlain, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below and on December 22, 2008.

Name	Position	Date

/s/ John P. Mackey	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 22, 2008
John P. Mackey

/s/ Glenda Chamberlain	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2008
Glenda Chamberlain

/s/ Dr. John B. Elstrott	Director	December 22, 2008
Dr. John B. Elstrott

/s/ Hass Hassan	Director	December 22, 2008
Hass Hassan

/s/ Stephanie Kugelman	Director	December 22 , 2008
Stephanie Kugelman

/s/ Jonathan A. Seiffer	Director	December 22, 2008
Jonathan A. Seiffer

/s/ Morris J. Siegel	Director	December 22, 2008
Morris J. Siegel

/s/ Jonathan D. Sokoloff	Director	December 22, 2008
Jonathan D. Sokoloff

/s/ Dr. Ralph Z. Sorenson	Director	December 22, 2008
Dr. Ralph Z. Sorenson